Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus of this Registration Statement of Helius Medical Technologies, Inc. of our report dated March 25, 2025, relating to the consolidated financial statements of Helius Medical Technologies, Inc. in the Annual Report on Form 10-K for the years ended December 31, 2024 and 2023. Our report contains an explanatory paragraph relating to the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in the Prospectus.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

May 23, 2025